Exhibit 4.3
AVATAR HOLDINGS INC.
7.50% Senior Convertible Notes due 2016

No. 1	$100,000,000
CUSIP No. 053494 AG5
     Avatar Holdings Inc., a Delaware corporation (herein called the “Company,” which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of One Hundred Million Dollars ($100,000,000) or such other principal amount as shall be set forth on the Schedule I hereto on February 15, 2016, unless earlier converted, repurchased or redeemed.
     This Note shall bear interest at the rate of 7.50% per year from February 4, 2011, or from the most recent date to which interest had been paid or provided. Except as otherwise provided in the Indenture, interest is payable semi-annually in arrears on each February 15 and August 15, commencing August 15, 2011, to Holders of record at the Close of Business on the preceding February 1 and August 1, respectively. Interest payable on each Interest Payment Date shall equal the amount of interest accrued from and including the immediately preceding Interest Payment Date (or from and including February 4, 2011, if no interest has been paid hereon) to but excluding such Interest Payment Date. To the extent lawful, payments of principal or interest (including Additional Interest, if any) on the Notes that are not made when due will accrue interest at the annual rate of 1% above the then applicable interest rate borne by the Notes from the required payment date in accordance with the provisions of the Indenture.
     Payment of the principal and interest on, or Repurchase Price or Redemption Price of, this Note will be made at the office or agency of the Company maintained for that purpose, which shall initially be the Corporate Trust Office, or elsewhere as provided in the Indenture, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that the Company shall make payments of accrued and unpaid interest on (i) any Note in global form, in immediately available funds in accordance with the procedures required by the Depositary; (ii) any certificated Note having a principal amount of less than $2,000,000 by check mailed to the address of the Holder of such Note as such address shall appear in the Security Register or (iii) any certificated Note having a principal amount of $2,000,000 or more, by wire transfer in immediately available funds at the written request of the Holder of such Note duly delivered in writing to the Trustee and the Paying Agent (if different from the Trustee) at least five Business Days prior to the relevant Interest Payment Date.
     Reference is made to the further provisions of this Note set forth on the reverse hereof, including, without limitation, provisions giving the Holder of this Note the right to convert this Note into Common Stock on the terms and subject to the limitations referred to on the reverse hereof and as more fully specified in the Indenture. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

     This Note shall be governed by and construed in accordance with the laws of the State of New York.
     This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been manually signed by the Trustee or a duly authorized authenticating agent under the Indenture.
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IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by the undersigned officer.

AVATAR HOLDINGS INC.
By:	/s/ Patricia K. Fletcher
	Name:	Patricia K. Fletcher
	Title:	Executive Vice President

TRUSTEE’S CERTIFICATE OF AUTHENTICATION:
     This is one of the Notes of the series designated therein referred to in the within-mentioned Indenture.
WILMINGTON TRUST FSB,
as trustee

By:	/s/ Joseph P. O’Donnell
Authorized Officer Date: February 4, 2011

Reverse Side of Note
Avatar Holdings Inc.
7.50% Senior Convertible Notes due 2016
     This Note is one of a duly authorized issue of Securities of the Company, designated as its 7.50% Senior Convertible Notes due 2016 (herein called the “Notes”), issued under and pursuant to an Indenture dated as of February 4, 2011 (herein called the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of February 4, 2011 (herein called the “Supplemental Indenture” and collectively with the Base Indenture, the “Indenture”), between the Company and Wilmington Trust FSB (herein called the “Trustee”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company, and the Holders of the Notes. Additional Notes may be issued in an unlimited aggregate principal amount, subject to certain conditions specified in the Indenture. Capitalized terms used but not defined in this Note shall have the meanings ascribed to them in the Indenture.
     In case an Event of Default, as defined in the Indenture, shall have occurred and be continuing, the principal of and interest (or the repurchase price, as applicable), on all Notes may be declared, and upon said declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.
     Subject to the terms and conditions of the Indenture, the Company will make all payments and deliveries in respect of the Covenant Breach Repurchase Price, Fundamental Change Repurchase Price, Specified Date Repurchase Price, Redemption Price and the principal amount on the Maturity Date, as the case may be, to the Holder who surrenders a Note to a Paying Agent to collect such payments in respect of the Note. The Company will pay cash amounts in money of the United States that at the time of payment is legal tender for payment of public and private debts.
     The Indenture contains provisions permitting the Company and the Trustee in certain circumstances, without the consent of the Holders of the Notes, and in other circumstances, with the consent of the Holders of not less than a majority in principal amount of the Notes at the time Outstanding, evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the Holders of the Notes; provided, however, that no such supplemental indenture shall make any of the changes set forth in Section 6.02 of the Supplemental Indenture and Section 7.02 of the Base Indenture, without the consent of each Holder of an Outstanding Note affected thereby. It is also provided in the Indenture that, prior to any declaration accelerating the maturity of the Notes, the Holders of a majority in principal amount of the Notes at the time Outstanding may on behalf of the Holders of all of the Notes waive any past default or Event of Default under the Indenture and its consequences except as provided in the Indenture. Any such consent or waiver by the Holder of this Note (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders and owners of this Note and any Notes which may be issued in exchange or substitution hereof, irrespective of whether or not any notation thereof is made upon this Note or such other Notes.

     No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and accrued and unpaid interest on or the Repurchase Price or Redemption Price of, as applicable, this Note at the place, at the respective times, at the rate and in the lawful money herein prescribed.
     The Notes are issuable in registered form without coupons in denominations of $1,000 principal amount and integral multiples thereof. At the office or agency of the Company referred to on the face hereof, and in the manner and subject to the limitations provided in the Indenture, without payment of any service charge but with payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Notes (except as otherwise provided in the Base Indenture), Notes may be exchanged for a like aggregate principal amount of Notes of other authorized denominations.
     Subject to and upon compliance with the provisions of the Indenture, the Holder may surrender for conversion all or any portion of this Note that is in an integral multiple of $1,000. Upon conversion, the Holder shall be entitled to receive the consideration specified in the Indenture. No fractional share of Common Stock shall be issued upon conversion of a Note. Instead, the Company shall pay cash in lieu of such fractional share of Common Stock as provided in the Indenture. The initial Conversion Rate shall be 33.3333 shares of Common Stock per $1,000 principal amount of Notes, subject to adjustment in accordance with the provisions of the Indenture. If a Holder converts all or a part of this Note in connection with the occurrence of certain Fundamental Change transactions, the Conversion Rate shall be increased in the manner and to the extent described in the Indenture.
     The Company must comply with certain financial maintenance covenants as set forth in Section 4.04 of the Supplemental Indenture.
     Upon a breach by the Company of any of the financial covenants set forth in Section 4.04 of the Supplemental Indenture, the Holder has the right, at such Holder’s option, to require the Company to repurchase up to 50% in aggregate principal amount of such Holder’s Notes or any portion thereof (in principal amounts of $1,000 or integral multiples thereof) in accordance with the provisions of the Indenture on the Business Day following the Covenant Breach Repurchase Date at a price equal to 110% of the principal amount of the Notes such holder elects to require the Company to repurchase, together with accrued and unpaid interest (including Additional Interest, if any) to but excluding the Covenant Breach Repurchase Date, except as otherwise provided in the Indenture. The Company shall mail to all Holders of record of the Notes a notice of the occurrence of a breach of a covenant and of the repurchase right arising as a result thereof on or before the 20th calendar day after such breach in accordance with the procedures set forth in the Indenture.

     On February 15, 2014, the Holder has the right, at such Holder’s option, to require the Company to repurchase all of such Holder’s Notes or any portion thereof (in principal amounts of $1,000 or integral multiples thereof) in accordance with the provisions of the Indenture on the Business Day following the Specified Date Repurchase Date at a price equal to 100% of the principal amount of the Notes such holder elects to require the Company to repurchase, together with accrued and unpaid interest (including Additional Interest, if any) to but excluding the Specified Date Repurchase Date, except as otherwise provided in the Indenture. The Company shall mail to all Holders of record of the Notes a notice of the occurrence of the Specified Date Repurchase Date and of the repurchase right arising as a result thereof not less than 20 Business Days prior to the Specified Date Repurchase Date in accordance with the procedures set forth in the Indenture.
     Upon the occurrence of a Fundamental Change, the Holder has the right, at such Holder’s option, to require the Company to repurchase all of such Holder’s Notes or any portion thereof (in principal amounts of $1,000 or integral multiples thereof) in accordance with the provisions of the Indenture on the Business Day following the Fundamental Change Repurchase Date at a price equal to 100% of the principal amount of the Notes such holder elects to require the Company to repurchase, together with accrued and unpaid interest (including Additional Interest, if any) to but excluding the Fundamental Change Repurchase Date, except as otherwise provided in the Indenture. The Company shall mail to all Holders of record of the Notes a notice of the occurrence of a Fundamental Change and of the repurchase right arising as a result thereof at any time following the Company entering into a definitive agreement that, if consummated, would give rise to a Fundamental Change, but in any event not later than the fifth (5th) calendar day after the occurrence of a Fundamental Change.
     The Company may, at any time on or after February 15, 2014, at its option, redeem for cash all or any portion of the Outstanding Notes, but only if the last reported sale price of the Common Stock of the Company for 20 or more Trading Days in a period of 30 consecutive Trading Days ending on the Trading Day prior to the date the Company provides the Redemption Notice exceeds 130% of the Conversion Price in effect on each such Trading Day and certain other conditions set forth in Section 3.01 of the Supplemental Indenture are met. The Redemption Price will be payable in cash and will equal 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest (including Additional Interest, if any) to, but excluding, the Redemption Date.
     The Notes will not be entitled to the benefit of any sinking fund.
     Upon due presentment for registration of transfer of this Note at the office or agency of the Company, which shall initially be the Corporate Trust Office, a new Note or Notes of authorized denominations for an equal aggregate principal amount will be issued to the transferee in exchange thereof, subject to the limitations provided in the Indenture, without charge except for any tax, assessments or other governmental charge imposed in connection with any registration of transfer or exchange of Notes (except as otherwise set forth in the Base Indenture).

     The Company, the Trustee, any authenticating agent, any Paying Agent, any Conversion Agent and any Security Registrar may deem and treat the registered Holder hereof as the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payment hereof, or on account hereof, for the conversion hereof and for all other purposes, and neither the Company nor the Trustee nor any other authenticating agent nor any Paying Agent nor any other Conversion Agent nor any Security Registrar shall be affected by any notice to the contrary. All payments made to or upon the order of such registered Holder shall, to the extent of the sum or sums paid, satisfy and discharge liability for monies payable on this Note.
     Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (joint tenants with right of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

Schedule I
Avatar Holdings, Inc.
7.50% Senior Convertible Notes due 2016
No. 1
Schedule of Exchanges of Interests in the Global Note
     The following exchanges of a part of this Global Note for an interest in another Global Note for a Definitive Note or in connection with a Conversion, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Principal Amount
of this Global Note
	Amount of decrease in	Amount of increase in	following such	Signature of authorized
Date of Exchange or	Principal Amount of	Principal Amount	decrease	officer of Trustee or
Conversion	this Global Note	of this Global Note	(or increase)	Custodian

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